FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Diane Geurts, TC Global Inc, (206) 233-2070, diane.geurts@tgcoffee.com; or Heidi Happonen, The Fearey Group for TC Global Inc, (206) 343-1543, hhapponen@feareygroup.com
Tully’s Coffee Shops Files for Reorganization
Plan for profitability includes store closures

SEATTLE, Oct. 10, 2012 – TC Global, Inc. (dba Tully’s Coffee Shops – Tully’s) today announced it is taking steps toward its goal of a profitable future, and has filed to reorganize its business operations under Chapter 11 of the federal bankruptcy laws. The filing coincides with a plan to close a number of its underperforming coffee shop locations and to keep operating those that make financial and economic sense.

“After careful consideration, our Board of Directors and Leadership Team believe that restructuring under the protection of Chapter 11 is a necessary step and the right thing to do for the future of the company,” said Scott Pearson, president and CEO of TC Global, Inc. “Before making this difficult decision, we also sought the counsel of the highly regarded CRG firm, Deloitte Financial Advisory Services, to provide third-party assessment of our situation and confirm that this was the best course of action for us to take."

Tully’s has multiple objectives for reorganization under Chapter 11 of the federal Bankruptcy Code, including the elimination of significant challenges that were preventing the company from being profitable. In filing, Tully’s can lower operating expenses by relieving legacy costs as well as effectuate a restructuring of the balance sheet by securing working capital. With this plan, the company anticipates emerging from Chapter 11 sometime in 2013.

In addition to filing for reorganization, the company plans to close a number of unprofitable stores in the near future. Rising commodity prices and challenging lease economics have contributed to this decision.

“The company will continue to have a formidable presence in the Puget Sound area,” Pearson added, “focusing on our core mission of serving the highest quality coffee in a warm and comfortable environment with outstanding customer service.”

The filing does not impact the wholesale and online Tully’s Coffee® business and brand, which were purchased by Green Mountain Coffee Roasters, Inc. (GMCR) in 2009. TC Global intends to continue sourcing coffee for its retail stores under its existing supply and licensing agreements with GMCR.

For more information regarding the Chapter 11 filing, please visit www.omnimgt.com/TullysCoffee, or call (866) 989-3039.

ABOUT TC GLOBAL, INC.:
TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer. Through company owned, licensed and franchised specialty locations in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at more than 450 branded retail locations globally, including 100 locations in the United States. TC Global’s corporate headquarters is located at 3100 Airport Way S, in Seattle, WA. For more information: (800) MY-TULLY (698-8559) or www.TullysCoffeeShops.com.